UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2014
Skyworks Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05560	04-2302115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts		01801
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:		781-376-3000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As previously disclosed in the Current Report on Form 8-K filed on July 10, 2014, by Skyworks Solutions, Inc. (“Skyworks”), on July 7, 2014, Skyworks, Panasonic Corporation, through its Automotive & Industrial Systems Company (“Panasonic”), Skyworks Panasonic Filter Solutions Japan Co., Ltd. (“FilterCo”), Skyworks Panasonic Filter Solutions Singapore Pte. Ltd., a wholly owned subsidiary of FilterCo (“FilterSub”), Skyworks Luxembourg S.a.r.l., and Panasonic Asia Pacific Pte. Ltd. entered into a stock purchase agreement (the “Agreement”) providing for the formation of a joint venture with respect to the design, manufacture and sale of Panasonic’s SAW and TC SAW filter products.
On August 1, 2014, pursuant to the terms contemplated by the Agreement, Panasonic completed its contribution to FilterCo and FilterSub of certain assets, properties and rights related to its SAW and TC SAW filter business. Also on August 1, 2014, Skyworks completed its acquisition of a 66% interest in FilterCo. The aggregate consideration paid by Skyworks was $148.5 million, without giving effect to related transaction fees and expenses. Skyworks funded the transaction with cash on hand.
The foregoing description of the transactions contemplated by the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement itself, which will be attached as an exhibit to Skyworks’ Annual Report on Form 10-K for Skyworks’ fiscal year 2014.
The information in this Current Report on Form 8-K is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skyworks Solutions, Inc.

August 7, 2014	By:	/s/ Mark V.B. Tremallo
	Name:	Mark V.B. Tremallo
	Title:	Vice President, General Counsel and Secretary